Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

MIRA Pharmaceuticals, Inc.

(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share	457	(c)	1,700,000	(1)	$1.52	(2)	$2,584,000.00	0.00014760	$381.40
	Total Offering Amounts								$2,584,000.00		$381.40
	Total Fees Previously Paid										—
	Total Fee Offsets										—
	Net Fee Due										$381.40

(1)	The amount registered consists of up to 1,700,000 shares of common stock, par value $0.0001 per share, that are issuable upon the exercise of outstanding warrants, to be offered by the selling stockholder named herein. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such an indeterminate amount of shares of common stock as may become issuable to prevent dilution resulting from stock splits, stock dividends and similar events.

(2)	The proposed maximum offering price per share is estimated solely for purposes of calculating the registration fee according to Rule 457(c) under the Securities Act based on the average of the high and low prices of the registrant’s common stock quoted on The Nasdaq Capital Market on December 15, 2023.